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                                                                       Exhibit 5
                             [KeyCorp Letterhead]

                               October 6, 1997


KeyCorp
127 Public Square
Cleveland, Ohio 44114

Re: KeyCorp Form S-3 Registration Statement -- 3,336,118 Common Shares

Ladies and Gentlemen:

KeyCorp ("KeyCorp") is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 3,336,118 Common Shares, with a par value of $1 each (the "Common Shares"), of KeyCorp, owned by the former shareholders of Champion Mortgage Co., Inc. Item 601 of Regulation S-K requires that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-3 registration statement. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In connection with this opinion, I have examined the following documents:

         A. A copy of the Amended and Restated Articles of Incorporation and the Amended and Restated Regulations of KeyCorp.

         B. The records of the proceedings incorporating KeyCorp under the laws of the State of Ohio, records of other proceedings and public officials concerning the present status of KeyCorp as a corporation, and records of the proceedings of KeyCorp's Board of Directors and shareholders concerning the authorization and issuance of the Common Shares.

I have also examined such other records and documents, and obtained such other information, as I have deemed advisable in order to render this opinion.

As a result of the foregoing, I am of the opinion that:

         1. KeyCorp is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.


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         2.       KeyCorp is authorized to issue 900,000,000 Common Shares, of which 245,944,390 Common Shares were issued and 219,570,450 Common Shares were outstanding as of August 31, 1997. When issued, the Common Shares which are the subject of the Registration Statement will be legally issued, fully paid, and non-assessable.

I hereby consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

KEYCORP


/s/ Daniel R. Stolzer

Daniel R. Stolzer
Senior Vice President &
  Associate General Counsel